Exhibit 10.1

MCAFEE, INC.

ERIC BROWN EMPLOYMENT AGREEMENT

        This Agreement is made by and between McAfee, Inc. (the “Company”), and Eric Brown (“Executive”) as of December 10, 2004.

        1.  Duties and Scope of Employment.

                 (a) Positions; Employment Commencement Date; Duties. Executive’s employment with the Company shall commence January 3, 2005. From that date, subject to the terms of this Agreement, the Company employs Executive as Executive Vice President and Chief Financial Officer of the Company reporting to the Chief Executive Officer of the Company (the “CEO”). The period of Executive’s employment is referred to as the “Employment Term”. During the Employment Term, Executive shall render such business and professional services in the performance of his duties that are consistent with Executive’s position within the Company, as shall reasonably be assigned to him/her by the CEO.

                 (b) Obligations. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company (the “Board”) or the CEO; provided, however, that Executive may serve in any capacity (i) with any civic, educational or charitable organization, or (ii) as a member of corporate boards of directors or committees of any other corporation so long as such organization does not compete with the Company, if Executive obtains the prior written approval of the CEO with respect to serving in such capacity, which may be withheld in the sole discretion of the CEO.

                 (c) Signing Bonus; Initial Stock Option Grant; Restricted Stock. (i) Upon commencement of employment, Executive shall be entitled to a signing bonus in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), one-half of said bonus ($375,000.00) being payable within thirty (30) days of commencement of employment hereunder and one-half of said bonus ($375,000.00) being payable on January 3, 2006, whether Executive is employed by Company at that time or not. (ii) Upon commencement of employment, the Company shall grant to Executive an option to purchase Three Hundred Thousand (300,000) shares of the common stock of the Company pursuant to the Company’s 1997 Stock Incentive Plan, as amended, at a price per share equal to the closing price of the Company’s common stock on the New York Stock Exchange on the first day of Executive’s employment. Such option shall be subject to a four year vesting schedule, with the right to purchase one fourth of the shares vesting on the one year anniversary of the grant date and the right to purchase one-forty-eighth of the shares vesting each month thereafter, subject to earlier vesting pursuant to the terms of this Agreement and of the Stock Option Agreement. (iii) Upon commencement of employment, Executive shall be granted seventy five thousand (75,000) shares of the Company’s Common Stock (the “Restricted Stock”), pursuant to the 1997 Statutory Stock Option Plan, at a price of $0.01 per share, which is equal to the par value of the stock. Subject to accelerated vesting as provided elsewhere in this Agreement, the Restricted Stock shall vest, with respect to one-third (1/3) of the Restricted Stock on each of three (3) anniversaries of the grant date. All vesting provided for in this Section is subject to Executive’s continued employment with the Company as of each vesting date. This purchase is subject to Executive entering into the Company’s form of Restricted Stock Purchase Agreement.

                 (d) Costs of Agreement. Company shall reimburse Executive his reasonable attorneys fees up to Five Thousand Dollars ($5,000.00) incurred in negotiating this agreement.

        2. Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee and fringe benefit plans maintained by the Company (as such plans are amended from time to time) that are applicable to other senior management to the full extent provided for under those plans on no less favorable terms than provided for other members of senior management.

        3. Vacation. During the Employment Term, Executive shall be eligible for paid vacation in accordance with the Company’s standard policy for senior management employees, as it may be amended from time to time on no less favorable terms than provided for other members of senior management; provided, however, that Executive will receive at least fifteen (15) days of paid vacation per year.

        4. Business Expense Reimbursements. During the Employment Term, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies on no less favorable terms than provided for other members of senior management.

        5. At-Will Employment. Executive and the Company agree and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company agree that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no reason, at the option of either the Company or Executive.

        6. Compensation.

                 (a) Base Salary. During the Employment Term, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of Five Hundred Thousand ($500,000.00). Such base salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive’s annualized base salary shall be reviewed annually by the CEO (in accordance with the policies set by the Compensation Committee of the Board) for possible adjustments (subject, however, in the case of decreases, to Executive’s exercise of his rights under Section 6(c)(iv)(3)) in light of Executive’s performance and competitive data and, if appropriate, Executive’s annualized base salary may be modified. (The annualized base salary to be paid to Executive pursuant to this Section 6(a), together with any subsequent modifications thereto, shall be referred to as “Base Salary.”)

                 (b) Bonuses. Executive shall be eligible to earn a quarterly target bonus equal to one hundred percent (100%) of Base Salary for such quarter based upon achievement of goals mutually agreed upon by the Company and Executive for each calendar quarter. (Executive’s quarterly target bonus opportunity provided by this Section 6(b), together with any subsequent increases thereto, shall be referred to as the “Target Bonus.”) The payment of all or any portion of the Target Bonus for any calendar quarter shall depend on whether the relevant goals are met (or, in the case of a Target Bonus that has tiered goals, which tier or tiers of goals are met).

                 (c) Severance.

                         (i) Termination For Any Reason. Notwithstanding Executive’s entitlement to severance benefits under certain circumstances discussed below in this Section 6(c), upon termination of Executive’s employment for any reason, the Company shall pay Executive all Base Salary, earned but unpaid prior quarter bonus and accrued but unpaid vacation earned through the date of termination, reimburse Executive for all necessary and reasonable expenses in accordance with Section 4 and continue Executive’s benefits under the Company’s then-existing benefit plans and policies for so long as required by applicable law. In addition, if, and only if, the relevant goals for the calendar quarter in which the termination of Executive’s employment occurs are met, then the Company shall also pay executive the Target Bonus for such calendar quarter but prorated based on the quotient of (A) the number of days in the calendar quarter through the date of termination, divided by (B) the number of days in such calendar quarter. For illustration purposes only, if Executive’s Target Bonus is $1,000, and Executive is terminated on May 15, and Executive met sufficient goals to receive a $600 Target Bonus, then his actual bonus for the year of termination would be $297 ($600 x (45/91)).

                         (ii) Termination Due to Total Disability, Death, Resignation for Good Reason and Involuntary Termination Other Than for Cause. If (A) Executive dies, (B) Executive resigns his employment with the Company or is terminated by the Company due to a Total Disability, (C) Executive resigns his employment with the Company for Good Reason, or (D) Executive’s employment with the Company is terminated by the Company other than for Cause, then, subject to Executive executing, and not revoking, the Release of Claims attached hereto as Exhibit A with the Company and complying with Section 13 of this Agreement, (1) Executive shall receive twelve (12) monthly payments, each equal to (A) the product of one-twelfth (1/12) multiplied by the sum of Executive’s Base Salary plus (B) one third of the Target Bonus; less applicable withholding, and otherwise in accordance with the Company’s standard payroll practices, (2) the Company shall pay the portion of the group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), that would have been paid by the Company were he/she still employed by the Company, through the lesser of (x) twelve (12) months from the date of Executive’s termination of employment, or (y) the date upon which Executive and his covered dependents are eligible to be covered by similar plans of Executive’s new employer, and (3) all of Executive’s remaining unvested stock options shall vest immediately. Subject to Section 6 (d), if applicable, any restrictions associated with any outstanding shares of restricted stock will not lapse.

                         (iii) Involuntary Termination for Cause or Resignation Other Than For Good Reason. In the event Executive terminates his employment other than for Good Reason or

Executive’s employment is involuntarily terminated by the Company for Cause, then all vesting of stock options, restricted stock and any other equity compensation shall terminate immediately and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, as specified in Section 6(c)(i) above, and the right, subject to the terms of the relevant stock option agreement(s), to exercise any stock options vested through the date of termination).

                         (iv) Definitions.

                                 (1) Termination for Cause. A termination of Executive’s employment for “Cause” means a termination of Executive’s employment by the Company based upon a good faith determination by the Board that one or more of the following has occurred: (a) Executive’s commission of a material act of fraud with respect to the Company in connection with Executive carrying out his responsibilities as an employee, (b) any intentional refusal or willful failure to carry out the reasonable instructions of the CEO or the Board, (c) Executive’s conviction of, or plea of nolo contendere to, a misdemeanor crime of moral turpitude or a felony, (d) Executive’s gross misconduct in connection with the performance of his duties hereunder, or (e) Executive’s material breach of his obligations under this Agreement or any other agreement between Executive and the Company or its Affiliate. In the event of any proposed termination for Cause (other than regarding (a), (c), or (d) above as to which this notice and opportunity to cure shall not apply), Company shall give Executive written notice of the basis for Cause and thirty (30) days opportunity after delivery of such notice to cure such Cause and if cured, Company may not terminate Executive for the basis for Cause which has been cured.

                                 (2) Change in Control. “Change in Control” shall mean any of the following:

                                                                 (A) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by the Company or any Affiliate thereof immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

                                                                 (B) A change in the composition of the Board occurring within a twenty-four month period, as a result of which fewer than a majority of the directors of the Board are Incumbent Directors. The term “Incumbent Directors” means members of the Board who are (I) members of the Board as of the date hereof, or (II) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

                                                                 (C) a reorganization, merger, or consolidation, in each case, with respect to which all or substantially all of the Persons that were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Company resulting from such reorganization, merger, or consolidation; or

                                                                 (D) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

                                                                 (E) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur because a majority or more of the outstanding voting securities of the Company is acquired by (I) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Affiliates, or (II) any Person that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                                 (3) Resignation for Good Reason. A resignation for “Good Reason” means the resignation by Executive of his employment within ninety (90) days of the occurrence of any one or more of the following events without Executive’s written consent, provided that Executive has complied with the Good Reason Process: (a) a reduction by the Company in Executive’s Base Salary and/or Target Bonus, (b) a material reduction by the Company in Executive’s benefits other than one applicable generally to senior management of the Company, (c) a reduction by the Company in Executive’s title and/or a material reduction in Executive’s authority and/or duties or his not reporting to the Chief Executive Officer without a Sufficient Basis, or (d) the requirement by Executive’s supervisor that Executive relocate more than thirty-five (35) miles from his then-current office location. Notwithstanding the foregoing sentence to the contrary, it is agreed that Executive’s receiving less bonus or no bonus as a result of not meeting the relevant goals for a Target Bonus is not a Good Reason.

                                 The term “Good Reason Process” shall mean that (i) a Good Reason has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason; (iii) Executive cooperates in good faith with the Company’s efforts, for a period of at least 30 days following such notice, to modify Executive’s employment situation in a manner reasonably acceptable to Executive and the Company; (iv) notwithstanding such efforts, one or more of the Good Reasons continues to exist for a period of 30 days following such notice and has not been modified in a manner reasonably acceptable to Executive. The term “Sufficient Basis” shall include a reassignment or reduction in duties as a result of disciplinary action by the Company based upon a serious violation of Company policy or this Agreement or any other agreement between the Company (or its Affiliate) and Executive.

                                 (4) Total Disability. “Total Disability” shall mean Executive’s mental or physical impairment which prevents Executive from performing the responsibilities and duties of his position for 180 consecutive days or six (6) months in the aggregate during any twelve (12) month period. Any question as to the existence or extent of Executive’s mental or physical impairment upon which Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and approved by Executive, which approval shall not unreasonably be withheld. Upon the existence and required duration of such Total Disability, either party to this Agreement may then terminate Executive’s employment for such reason by giving the other party written notice of termination for such reason.

                                 (5) Affiliate and Person. “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term “Person” means an individual or a corporation, partnership, trust, estate, unincorporated organization, association, or other entity.

                                                                 (d) Acceleration of Vesting of Option Upon a Change in Control. If Executive is employed by the Company on the date of a Change in Control or if Employee is terminated without Cause within ninety days prior to a Change of Control during the pendency of a merger agreement or tender offer which would result in a Change of Control, then, in addition to any other compensation and benefits provided under this Agreement, all of Executive’s remaining unvested stock options and those shares of restricted stock which would have vested within one (1) year following the Change of Control shall vest immediately, and, if applicable, the Company’s right to repurchase the same such shares immediately shall lapse.

                                                                 (e) Parachute Payments. The Company shall indemnify Executive, on an after tax basis, for any taxes imposed on Executive pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, that result from any compensation or payments made by the Company to Executive pursuant to this Agreement.

        7. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company or acquirer of substantially all of the assets of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

        8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	McAfee, Inc. 5000 Headquarters Drive Plano, Texas 75024 Attn:General Counsel

If to Executive:	1187 Windrock Drive, McLean, VA 22102 or at the last residential address known by the Company.

        9. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        10. Entire Agreement. This Agreement; the Indemnity Agreement between the Company and Executive; the Employee Inventions and Confidentiality Agreement between Company and Executive; the Executive’s acknowledgement of receipt of the Company’s Employee Handbook; the Executive’s acknowledgement of the Company’s Insider Trading Plan; and the various written Stock Option agreements between the Executive and the Company represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

        11. Non-Binding Mediation, Arbitration, and Equitable Relief.

                 (a) The parties agree to make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation.

                 (b) In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties hereto, the parties shall attempt in good faith to resolve such dispute or claim by non-binding mediation in Santa Clara, California to be conducted by one mediator belonging to either the American Arbitration Association or JAMS. The mediation shall be held within thirty (30) days of the request therefore, unless the parties agree to a later deadline. The costs of the mediator shall be borne by the Company.

                 (c) Executive and the Company each agree, to the extent permitted by law, to arbitrate before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association regarding discovery, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, which has not been resolved by negotiation or mediation as set forth in Sections 11(a) and 11(b), except that any dispute or claim for workers’ compensation benefits or unemployment insurance benefits, shall be excluded from this agreement to arbitrate.

                 (d) The Company shall pay the cost of the arbitration filing and hearing fees and the cost of the arbitrator, and any other expense or cost that is unique to arbitration or that Executive would not be required to bear if he/she were free to bring the dispute or claim in court. Each party shall bear its own attorneys’ fees, unless otherwise determined by the arbitrator. The arbitration shall take place in Santa Clara, California. The arbitrator shall apply California law, without reference to rules of conflicts of law, to the resolution of any dispute. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award shall be subject to correction, confirmation, or vacation, as provided by any applicable California case law setting forth the standard of judicial review of arbitration awards. Executive and the Company each understand and agree that the arbitration of any dispute or controversy listed in Section 11(c) shall be instead of a hearing or trial before a court or jury. Executive and the Company each understand that Executive and the Company are expressly waiving any and all rights to a hearing or trial before a court or jury regarding any dispute or controversy listed in Section 11(c) which they now have or which they may have in the future. Nothing in this Agreement shall be interpreted as restricting or prohibiting Executive from filing a charge or complaint with a federal, state, or local administrative agency charged with investigating and/or prosecuting such charges or complaints under any applicable federal, state, or municipal law or regulation.

                 (e) Notwithstanding the foregoing provisions of this Section 11, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable or injunctive relief, or to compel arbitration in accordance with this Section 11, without breach of this Section 11.

        12. No Mitigation. Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source.

        13. Covenants Not to Compete and Not to Solicit.

                 (a) Covenant Not to Compete. Upon Executive’s resignation for any reason within twelve months (12) after a Change in Control has occurred or termination by the Company for any reason within twelve months (12) after a Change in Control has occurred, Executive agrees that until the end of the twelve (12) month period following the date of the termination of his employment, Executive will not directly engage in (whether as an employee, consultant, proprietor, shareholder, owner, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management, or control of, any Subject Entity that is engaged in the design, development, marketing, distribution, or sale of network management software or hardware or anti-virus network security software anywhere in the world. For purposes of this Section 10, the term “Subject Entity” means any entity engaged in the design, development, marketing, distribution, or sale of anti virus or network security software or hardware, including but not limited to the following entities: Cisco Systems (security business unit only), Computer Associates, Microsoft Corporation, Dr. Ahn’s, Fortinet, Fsecure, Internet Security Systems, Intrusion Inc., Juniper, Panda, RSA, Secure Computing, Sophos, Sourcefire, Symantec, Tipping Point and Trend Micro or any successor thereof (the “Subject Entity List”). Executive understands and agrees that the Company may delete from, add to or otherwise amend the entities included in the Subject Entity List from time to time, and the Company will provide written notice to Executive of any such deletion, addition or amendment. Notwithstanding the foregoing provisions to the contrary, nothing in this Section 10(a) shall prevent Executive from being employed by, or providing services to, any division or business unit of any Subject Entity if that division or business unit is not involved in the design, development, marketing, distribution, or sale of network management software or hardware or anti-virus network security software, as long as Executive has no responsibilities or duties for any division or business unit of such Subject Entity that is involved in the design, development, marketing, distribution or sale of network management software or hardware or anti-virus network security software. Ownership of less than 3% of the outstanding voting stock of a Subject Entity shall not constitute a violation of this Section 13(a).

                 (b) Covenant Not to Solicit. Upon Executive’s resignation for any reason after a Change in Control has occurred or termination by the Company for any reason after a Change in Control has occurred, Executive agrees that he/she will not, at any time during the twenty four (24) months following his termination date, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current employees.

                 (c) Reformation. In the event that the provisions of this Section 13 should ever be deemed to exceed the time, geographic or scope of activities limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope of activities limitations, as the case may be, permitted by applicable laws.

                 (d) Forfeiture of Severance. If Executive has engaged in any conduct prohibited by Section 13(a) or 13(b) above, the Company will have the right to immediately suspend any payments to or made on behalf of Executive pursuant to Section 6(c)(ii) of this Agreement, and Executive forfeits any rights he/she has to such payments.

                 (e) Representations. Executive represents that he/she (i) is familiar with the covenants in this Section 13, and (ii) is fully aware of his obligations hereunder, and (iii) the covenants contained in this Section 13 are reasonable.

        14. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an authorized member of the Board. Executive and the Company will cooperate in good faith to modify the timing of any payments due hereunder in order to comply with the requirements of Section 409A of the Internal Revenue Code.

        15. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

        16. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

        17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        18. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first written above:

MCAFEE, INC.

By:	/s/ Kent H. Roberts Kent H. Roberts, its Chief Executive Vice President and General Counsel

EXECUTIVE

/s/ Eric Brown Eric Brown

Attachments:

Exhibit A: Release of Claims

EXHIBIT A

RELEASE OF CLAIMS
(“Release”)

        ________________ (“the Executive”) ceased his employment with McAfee, Inc. (“the Company”), a Delaware corporation, effective ______________, _____. For purposes of this Release, the term “the Company” shall mean MCAFEE and its subsidiaries and affiliates.

        1. Executive’s employment relationship with the Company is ended effective _____________________. (the Effective Date”). Executive understands that if and only if he/she signs and returns this Release and complies with Section 13 of the ______________________ Employment Agreement (“Employment Agreement”) signed by Executive on ___________________, 2004 and fully incorporated herein by reference, Executive will receive the benefits described in Section 6(c)(ii) of the Employment Agreement.

        2. In exchange for the benefits described in Section 6(c)(ii) of Executive’s Employment Agreement, Executive (on his own behalf and on behalf of Executive’s successors and assigns) hereby releases the Company and the officers, directors, employees, agents, stockholders and legal successors and assigns of the Company (the “Released Parties”) from all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the Effective Date (as defined below), including, but not limited to, any claims for breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress, discrimination based on national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable state, federal or local law. Executive agrees that he/she will not file, nor will he/she voluntarily participate in any lawsuit or other legal, regulatory or administrative proceeding to assert any such claims against any Released Party. To the extent any claims or rights held by Executive against the Company cannot be waived or released, Executive hereby irrevocably assigns all his rights and interest in such claims or rights to the Company.

        3. Executive acknowledges that he/she has read section 1542 of the Civil Code of the State of California which, in its entirety, states:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor.

Executive waives any rights that he/she has or may have under such section 1542 to the fullest extent that Executive may lawfully waive such rights pertaining to this Release. If Executive is employed by the Company in a state other than California, Executive hereby waives any right or benefit which he/she has under the other state’s statutes similar to section 1542 of the Civil Code of the State of California to the fullest extent that he/she may lawfully waive such rights pertaining to this Release.

        4. Executive acknowledges that he/she has carefully read and fully understands this Release and he/she has not relied on any statement, written or oral, which is not set forth in this document. Executive has consulted with an attorney, or understands that he/she should consult with an attorney, before signing this Release, and that he/she is giving up any legal claims he/she has or may have against the Company by signing this Release. Executive also understands that he/she may take up to 21 days to decide whether to enter into this Release, and that he/she may revoke this Release within 7 days of signing it, if he/she wishes to do so. Executive enters into this Release knowingly, willingly and voluntarily in exchange for the benefits described in Section 6(c)(ii) of his Employment Agreement, and Executive has had an adequate opportunity to make whatever investigation or inquiry he/she deems necessary or desirable in connection with the matters addressed in this Release. Executive understands the Company is not obligated to pay him/her the benefits described in Section 6(c)(ii) of his Employment Agreement. Executive further acknowledges that he/she is signing this Release knowingly, willingly and voluntarily in exchange for the benefits set forth in Section 6(c)(ii) of his Employment Agreement.

        5. Executive acknowledges that he/she has continuing obligations under Section 13 of his Employment Agreement, under certain confidentiality and assignment of inventions agreements Executive signed in favor of the Company, including ______________________________, ___________________________, ____________________________, and under applicable law. These obligations will not be revoked, affected or impaired in any way by this Release.

        6. Executive acknowledges that as a condition of receiving the benefits described in Section 6(c)(ii) of his Employment Agreement, he/she has executed and returned to the Company on or before the Effective Date, all Company property in his possession, including but not limited to, software, equipment, documents, etc.

        7. Executive agrees that this Release may not be modified or amended unless such modification or amendment is in writing and is signed by Executive and by an authorized officer of McAfee, Inc.

Signed on ________________________, ___________.

McAfee, Inc	Executive Signature and Date
By:

George Samenuk	Eric Brown

Chairman and Chief Executive Officer